Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2009 Fourth Quarter and Year-End Results

Fourth Quarter Diluted EPS of $0.87 Surpasses Wall Street Estimate of $0.76

Record ROIC of 11% for the Quarter

FREMONT, CA—January 5, 2010—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2009.

For the fiscal fourth quarter, revenues were $2.20 billion, exceeding the Wall Street average estimate of $2.12 billion. This compares with $2.00 billion, or a 10.0% improvement from the fiscal third quarter of 2009 and $2.09 billion, or growth of 5.3% from the fiscal quarter ended November 30, 2008.

Operating margin from continuing operations was 2.17% for the fiscal fourth quarter of 2009 and 1.94% for the fiscal year of 2009. This compares with 2.23% for the fiscal fourth quarter of 2008 and 1.89% for the fiscal year of 2008.

Net income for the fiscal fourth quarter was $30.3 million or $0.87 per diluted share, exceeding the Wall Street average estimate of $0.76. This compares with $26.4 million, or $0.80 per diluted share in the prior year fiscal fourth quarter and represents a 14.8% increase in net income year-over-year.

The Company posted ROIC of 11% for the quarter, another in a string of year-over-year improvements in ROIC.

“We are proud of our strong performance for the fiscal fourth quarter and full year of 2009. With the contributions from HiChina Web Solutions, we achieved an operating margin of 2.23% for the fiscal fourth quarter and ROIC of 11%.” stated Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation. “For the full year, with HiChina Web Solutions, we grew our EPS by 7% and achieved an annual operating margin of 2.00%. These are outstanding accomplishments given the 2009 economic environment.”

For the fiscal year ended November 30, 2009, revenues were $7.72 billion, essentially level year-over-year compared to $7.74 billion for the fiscal year ended November 30, 2008.

For the fiscal year 2009, total net income increased 9.9% to $92.1 million, or $2.70 per diluted share, compared to $83.8 million, or $2.52 per diluted share for fiscal year 2008.

Financial Highlights:

The following are related to the Company’s continuing operations:

•	SYNNEX’ cash conversion cycle improved to 36 days.

•	SYNNEX’ debt to capitalization ratio was 27%.

•	Fiscal fourth quarter depreciation and amortization were $2.7 million and $1.8 million, respectively.

•	Fiscal fourth quarter capital expenditures were $4.6 million.

•	Distribution Segment revenues were $2.18 billion, an increase of 5.2% over the prior year fiscal fourth quarter.

•	Global Business Services (GBS) Segment revenues were $26.3 million, an increase of 14.8% over the prior year fiscal fourth quarter.

•	Distribution Segment income from operations was $44.4 million, or 2.04% of distribution revenues, versus $44.0 million, or 2.12% of revenues in the prior year fiscal fourth quarter.

•	GBS income from continuing operations was $3.3 million, or 12.67% of GBS revenues, versus $2.5 million, or 11.05% of GBS revenues in the prior year fiscal fourth quarter.

First Quarter Fiscal 2010 Outlook:

Beginning in fiscal year 2010, SYNNEX will implement the new accounting guidance which now forms part of ASC 470-20, Debt with Conversions and Other Options. In compliance with this pronouncement, the Company will recognize as non-cash interest expense the accretion of its convertible bonds at an 8.0% interest rate rather than at the 4.0% cash coupon rate they bear. This will impact fiscal first quarter 2010 diluted EPS by approximately $0.02 per diluted share and annual diluted EPS by approximately $0.08 per diluted share. SYNNEX’ first quarter guidance provided below reflects this additional non-cash expense. This pronouncement also requires retroactive treatment once it can be adopted. Therefore the Company will begin to recast 2009 and 2008 results of operations to include similar non-cash, interest expense beginning at the time of its fiscal first quarter 2010 earnings release.

On December 23, 2009, during the Company’s fiscal first quarter of 2010, the Company completed the sale of its controlling interest in China Civilink (Cayman) which operates in China as HiChina Web Solutions. Consequently, the Company’s fiscal first quarter of 2010 EPS guidance includes approximately three weeks of income from discontinued operations from HiChina Web Solutions. EPS guidance also includes an after tax gain on the sale of HiChina Web Solutions in the amount of $9.0 to $10.0 million, or $0.26 to $0.28 per diluted share. HiChina Web Solutions contributed $0.02 per diluted share to EPS in fiscal first quarter 2009 and $0.11 per diluted share for all of fiscal year 2009.

Also during the fiscal first quarter of 2010, SYNNEX announced a definitive agreement to acquire substantially all of the North American assets of Jack of All Games, Inc., a leading video game distributor. The Company expects the purchase of the assets to close very late in the fiscal first quarter or early in the fiscal second quarter of 2010. As a result, no revenue, income or expense associated with this acquisition is reflected in the Company’s guidance below.

The following statements are based on the Company’s current expectations for the fiscal first quarter of 2010. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.88 billion to $1.98 billion.

•

Net income is expected to be in the range of $29.2 million to $31.2 million, including approximately a $9.0 to $10.0 million contributed from the net gain on the sale of HiChina Web Solutions and a non-cash, interest charge, net of tax, of approximately $0.7 million upon the adoption of ASC 470-20.

•

Diluted earnings per share are expected to be in the range of $0.83 to $0.89, including the contribution of approximately $0.26 to $0.28 per diluted share from the net gain on the sale of HiChina Web Solutions and a non-cash, interest charge, net of tax of approximately $0.02 per diluted share upon the adoption of ASC 470-20.

The calculation of diluted earnings per share for the fiscal first quarter of 2010 is based on a diluted weighted-average common share count of approximately 35.2 million.

“Looking into fiscal 2010, we believe our efficient business model best positions SYNNEX to continue to outperform the market as the economy improves,” Murai continued. “We are committed to achieving above market performance through a combination of continued execution, business line expansion, and ongoing improvements in efficiency and productivity at SYNNEX. It remains our goal to provide our investors solid growth in profitability and returns on invested capital in any economic environment.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 46147110. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 19, 2010.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 6,300 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Use of Non-GAAP Financial Information

The Non-GAAP data contained in this release for operating margin is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles, or GAAP. The Non-GAAP financial measures enable investors to analyze the base financial and operating performance of the Company and facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company, include the results associated with the Company’s discontinued Hi China Web Solutions operations. A detailed schedule of historical results of operations with and without discontinued operations is posted on SYNNEX’s web site under the investor relations section.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the anticipated impact of our implementation of the new accounting guidance, the anticipated closing of our acquisition of certain assets of Jack of All Games, expectations of our revenues, net income and earnings per share for the first quarter of fiscal 2010, our future performance, our business strategy, and expansion of our profitability and returns, changes in tax laws are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2009 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release. Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation: SNX- F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2009	Three Months Ended November 30, 2008	Fiscal Year Ended November 30, 2009	Fiscal Year Ended November 30, 2008
Revenue	$2,198,062	$2,087,604	$7,719,197	$7,736,726

Cost of revenue	(2,082,795)	(1,970,038)	(7,296,167)	(7,322,862)

Gross profit	115,267	117,566	423,030	413,864

Selling, general and administrative expenses	(67,596)	(71,053)	(273,381)	(267,498)

Income from continuing operations before non-operating items, income taxes and minority interest	47,671	46,513	149,649	146,366

Interest expense and finance charges, net	(3,495)	(3,985)	(13,983)	(15,006)
Other income (expense), net	1,278	(4,576)	3,036	(7,812)

Income from continuing operations before income taxes and minority interest	45,454	37,952	138,702	123,548

Provision for income taxes	(15,980)	(13,547)	(50,656)	(45,705)
Minority interest	(16)	75	133	225

Income from continuing operations	29,458	24,480	88,179	78,068

Income from discontinued operations, net of taxes	842	1,919	3,909	5,729

Net income	$30,300	$26,399	$92,088	$83,797

Earnings per share:
Basic
Income from continuing operations	$0.88	$0.77	$2.70	$2.47
Income from discontinued operations	0.03	0.06	0.12	0.18

Net income per common share	$0.91	$0.83	$2.82	$2.65

Diluted
Income from continuing operations	$0.85	$0.74	$2.59	$2.35
Income from discontinued operations	0.02	0.06	0.11	0.17

Net income per common share	$0.87	$0.80	$2.70	$2.52

Weighted-average common shares outstanding-basic	33,419	31,887	32,711	31,619

Weighted-average common shares outstanding-diluted	34,963	33,095	34,013	33,263

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2009	November 30, 2008
Assets
Current assets:
Cash and cash equivalents	$37,816	$35,147
Short-term investments	21,219	13,348
Accounts receivable, net	820,633	807,185
Receivable from vendors, net	99,610	95,735
Receivable from affiliates	5,144	4,659
Inventories	713,813	696,008
Deferred income taxes	27,787	25,299
Current deferred assets	13,830	13,322
Other current assets	26,522	9,445
Assets held for sale	74,185	24,981

Total current assets	1,840,559	1,725,129

Property and equipment, net	94,725	80,503
Goodwill	107,563	87,708
Intangible assets, net	18,066	24,354
Deferred income taxes	2,849	5,923
Long-term deferred assets	10,636	50,907
Other assets	25,890	25,953
Assets held for sale	—	32,403

Total assets	$2,100,288	$2,032,880

Liabilities and stockholders’ equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$150,740	$340,466
Accounts payable	687,432	571,329
Payable to affiliates	82,728	73,631
Accrued liabilities	117,599	109,726
Current deferred liabilities	18,798	22,497
Income taxes payable	2,431	4,593
Liabilities related to assets held for sale	18,148	12,299

Total current liabilities	1,077,876	1,134,541

Long-term borrowings	9,410	8,537
Convertible debt	143,750	143,750
Long-term liabilities	29,285	26,591
Long-term deferred liabilities	9,742	30,972
Deferred income taxes	1,442	1,380
Liabilities related to assets held for sale	—	2,595

Total liabilities	1,271,505	1,348,366

Minority interest	3,011	2,797
Minority interest of discontinued operations	7,402	1,876

Stockholders’ equity:
Preferred stock	—	—
Common stock	35	32
Additional paid-in capital	236,212	207,558
Accumulated other comprehensive income	23,723	5,357
Accumulated other comprehensive income of discontinued operations	3,428	4,010
Retained earnings	554,972	462,884

Total stockholders’ equity	818,370	679,841

Total liabilities and stockholders’ equity	$2,100,288	$2,032,880

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